EXHIBIT 99.2

Precision Therapeutics Inc. Announces Pricing of Public Offering of Up to $1.26 Million of Units

MINNEAPOLIS, Feb. 27, 2019 (GLOBE NEWSWIRE) -- Precision Therapeutics Inc. (NASDAQ: AIPT) (“Precision” or “the Company”) today announced the pricing of its previously announced public offering of its common stock and warrants to purchase common stock, with anticipated gross proceeds of up to $1.26 million, before deducting placement agent fees and expenses and offering expenses payable by the Company. The Company is offering 1,400,000 units on a “best efforts” basis, with each unit consisting of one share of common stock and a warrant to purchase 0.5 of a share of common stock, at a price of $0.90 per unit. The warrants are immediately exercisable at a price of $1.00 per share of common stock and will expire on the fifth anniversary of the date of issuance. The offering is expected to close on or about March 1, 2019, subject to customary closing conditions.

Dawson James Securities, Inc. is acting as exclusive placement agent for the offering.

The offering is being made by Precision pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”) and declared effective on October 4, 2016. The securities described above will be made only by means of a prospectus supplement and accompanying prospectus. A preliminary prospectus supplement and accompanying prospectus related to the offering have been filed with the SEC and are available on the SEC’s website located at http://www.sec.gov. A final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus relating to the offering, when available, may also be obtained by contacting Dawson James Securities, Inc., Attention: Prospectus Department, 1 North Federal Highway, 5th Floor, Boca Raton, FL 33432, or by telephone toll free at 866-928-0928, or by e-mail at mmaclaren@dawsonjames.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed transaction between Precision Therapeutics Inc. (“Precision”) and Helomics. In connection with the proposed transaction, Precision has filed a registration statement on Form S-4, containing an exchange offer prospectus, a proxy statement for the annual meeting of the stockholders of Precision, an information statement and other detailed information regarding the proposed merger and related matters (the “S-4”) with the SEC.

Each of Precision and Helomics plans to mail the proxy statement/prospectus/information statement contained in the Form S-4 to its stockholders at a future date. The Form S-4 and proxy statement/prospectus/information statement contains important information about Precision, Helomics, the merger and related matters.  Investors and stockholders should read carefully the proxy statement/prospectus/information statement and the other documents filed with the SEC in connection with the merger before they make any decision with respect to the merger.  A copy of the merger agreement with respect to the merger has been filed by Precision as an exhibit to its Form 8-K dated October 26, 2018.

The identity of people who, under SEC rules, may be considered “participants in the solicitation” of Helomics stockholders in connection with the proposed merger, and a description of their interests, is disclosed in the S-4 filing made by Precision.

This communication is not a substitute for the registration statement, definitive proxy statement/prospectus/information statement or any other documents that Precision has filed or may file with the SEC or that Precision or Helomics may send to their respective security holders in connection with the proposed transaction.

SECURITY HOLDERS OF HELOMICS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

The proxy statement/prospectus/information statement, the Form 8-K and all other documents filed with the SEC in connection with the merger will be made available to investors free of charge on Precision’s website at www.precisiontherapeutics.com.  In addition, the proxy statement/prospectus, the Form 8-K and all other documents filed with the SEC in connection with the merger will be made available to investors free of charge by calling or writing to:

Bob Myers, Chief Financial Officer
Precision Therapeutics Inc.
2915 Commers Drive, Suite 900
Eagan, MN 55121
Tel: 651-389-4806

In addition to the Form S-4, the proxy statement/prospectus/information statement and the other documents filed with the SEC in connection with the merger, Precision is obligated to file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements and other information filed with the SEC at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the other public reference rooms in New York, New York and Chicago, Illinois.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  Filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

About Precision Therapeutics Inc.

Precision Therapeutics (NASDAQ:AIPT) operates in two business areas: first, applying artificial intelligence to personalized medicine and drug discovery to provide personalized medicine solutions for patients and clinicians as well as clients in the pharmaceutical, diagnostic, and biotech industries, and second, production of the FDA-approved STREAMWAY® System for automated, direct-to-drain medical fluid disposal.

Forward-looking Statements

This press release contains forward-looking statements, including statements related to Precision’s public offering of common stock and warrants and the completion of the offering that involve risks and uncertainties. These forward-looking statements are based upon Precision’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties, which include, without limitation, risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering and other risks detailed in Precision’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Precision undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.